Exhibit 99.1

CONTACTS:

Tom Ward	317.685.7330 Investors
Les Morris	317.263.7711 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES AMENDED AND EXTENDED $4.0 BILLION

REVOLVING CREDIT FACILITY

INDIANAPOLIS, March 17, 2017—Simon, a global leader in retail real estate, today announced that it has amended and extended its $4.0 billion unsecured multi-currency revolving credit facility.  The newly refinanced facility, which can be increased to $5.0 billion during its term, will initially mature on June 30, 2021 and can be extended for an additional year to June 30, 2022 at the Company’s sole option.  The interest rate on the new revolver is reduced to LIBOR plus 77.5 basis points and provides for borrowings denominated in U.S. Dollars, Euro, Yen, Sterling, Canadian Dollars and Australian Dollars.

“The newly refinanced credit facility enhances our already strong financial flexibility, and when combined with our existing $3.5 billion revolver, provides us with $7.5 billion of total revolving credit capacity.  The closing of this facility is an absolute endorsement and reaffirmation of the strength of our Company,” said David Simon, Chairman and Chief Executive Officer.

For this facility, JPMorgan Chase and Merrill Lynch, Pierce, Fenner & Smith were Joint Lead Arrangers and Joint Bookrunners; BNP Paribas, Citibank, Mizuho, PNC, SMBC and U.S. Bank were Joint Lead Arrangers and Co-Syndication Agents; and Barclays, BBVA Compass, Credit Suisse, Deutsche, Goldman Sachs, Morgan Stanley, Royal Bank of Canada, Scotia Bank, Société Générale, SunTrust, and T.D. Bank were Co-Documentation Agents; and ING, MUFG Union Bank and Santander Bank as Senior Managing Agents.  In addition to the above financial institutions, there were eight Co-Lenders in the facility.

About Simon

Simon is a global leader in retail real estate ownership, management and development and an S&P100 company (Simon Property Group) (NYSE:SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales. For more information, visit simon.com.